Exhibit 99.1
Isabella Bank Opens Second Office in Midland, MI
Mt. Pleasant, Michigan, August 31, 2015: Steven D. Pung, President of Isabella Bank, announced today that it has completed the acquisition of Independent Bank’s Midland office located at 210 South Saginaw Road. This is Isabella Bank’s second office in Midland and fifth location in the Great Lakes Bay Region. The new Midland office will offer individuals and businesses a wide array of financial services including consumer and home loans, deposit accounts, investment and trust services, commercial loans, and electronic services.
“The Midland community has been very supportive of Isabella Bank. Since we opened our first office five years ago, we have expanded our building and added a business development lender, financial advisor, and mortgage loan officer. We believe this second office will further enhance our ability to serve the needs of our customers and the Midland community,” commented Pung.

Isabella Bank has 29 locations throughout seven Mid-Michigan counties and is a wholly owned subsidiary of Isabella Bank Corporation (OTCQX: ISBA). Isabella Bank Corporation has $2.28 billion in assets under management and more than 390 employees. For the past two years, the Corporation has been recognized on the Detroit Free Press list of “Top 100 Workplaces.” To learn more, visit www.isabellabank.com.

Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.